$ Capped Enhanced Return Buffer Notes Linked to the Global X Uranium ETF

PRODUCT CHARACTERISTICS
•	Capped Enhanced Return Potential — If the Final Underlier Value is greater than the Initial Underlier Value, at maturity, the investor will receive a return equal to 200% of the Underlier Return, subject to the Maximum Redemption Amount of 138% to 140% of the principal amount of the Notes (to be determined on the Trade Date).
•	Contingent Return of Principal at Maturity — If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value, at maturity, the investor will receive the principal amount of the Notes. If the Final Underlier Value is less than the Buffer Value, at maturity, the investor will lose 1% of the principal amount of the Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017G3Q2
Underlier:	Global X Uranium ETF (Bloomberg symbol “URA”)
Trade Date:	June 14, 2024
Issue Date:	June 20, 2024
Valuation Date:	June 15, 2026
Maturity Date:	June 18, 2026
Payment at Maturity:

The investor will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to the lesser of:

1.

$1,000 + ($1,000 × Underlier Return × Participation Rate); and

2.

the Maximum Redemption Amount

•

If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value: $1,000

•

If the Final Underlier Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

If the Final Underlier Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

Participation Rate:	200% (subject to the Maximum Redemption Amount)
Maximum Redemption Amount:	$1,380 to $1,400 (138% to 140% of the principal amount), to be determined on the Trade Date
Buffer Percentage:	15%
Buffer Value:	85%

KEY TERMS (continued)
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	The closing value of the Underlier on the Trade Date
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324007621/dp212144_424b2-wm511ura.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $876.00 and $926.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.
•	You May Lose All or a Portion of the Principal Amount at Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even if the Other Underliers Perform Better.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Underlier or Its Component Securities.
•	The Underlier and Its Underlying Index Are Different.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets.
•	The Value of the Underlier Is Subject to Currency Exchange Risk.
•	The Equity Securities Composing the Underlier Are Concentrated in the Uranium Sector.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the Underlier or to the Underlying Index Could Adversely Affect Any Payments on the Notes.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this pricing supplement, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433